Exhibit 99.11

The Board of Directors

Apollo Medical Holdings, Inc.

450 North Brand Blvd.

Suite 600

Glendale CA 91203

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 21, 2016, to the Board of Directors of Apollo Medical Holdings, Inc. (“ApolloMed”) as Annex G to, and reference thereto under the headings “SUMMARY — Opinion of ApolloMed’s Financial Advisor” and “THE MERGER — Opinion of ApolloMed’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transactions involving ApolloMed and Network Medical Management, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of ApolloMed (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

August 10, 2017